EXHIBIT 99.1

FOR IMMEDIATE RELEASE August 9, 2006	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS PRELIMINARY 3RD QTR FY 2006 TOTALS FOR HOME BUILDING REVENUES, BACKLOG AND CONTRACTS

Horsham, PA, August 9, 2006 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported preliminary results for home building revenues, backlog and contracts for the third-quarter and nine-month periods ended July 31, 2006.

For the third quarter, home building revenues were approximately $1.53 billion compared to the third-quarter record of $1.54 billion in FY 2005; quarter-end backlog was approximately $5.59 billion compared to the third- quarter record of $6.43 billion in FY 2005; and signed contracts were approximately $1.05 billion compared to the third-quarter record of $1.92 billion in FY 2005. Home building revenues, backlog and contracts declined 0.5%, 13% and 45%, respectively, compared to FY 2005’s record third-quarter results.

For the nine-month period, home building revenues totaled approximately $4.31 billion compared to the previous nine-month record of $3.75 billion in FY 2005, while signed contracts totaled approximately $3.75 billion compared to the nine-month record of $5.56 billion in FY 2005. These totals represented a 15% increase in home building revenues and a 33% decline in contracts compared to FY 2005’s record nine-month period. The results are preliminary and unaudited. The Company will announce final totals when it releases third-quarter and nine-month earnings results on August 22, 2006, at which time it will update its earnings guidance.

Based upon its current backlog, the Company expects to deliver between 2,500 and 2,800 homes in the fourth quarter of FY 2006 compared to its previous guidance of 2,900 to 3,300 deliveries. For its full 2006 fiscal year, the Company believes it will deliver between 8,600 and 8,900 homes.

Robert I. Toll, chairman and chief executive officer, stated: “It appears that the current housing slowdown, which we first saw in September 2005, is somewhat unique: It is the first downturn in the forty years since we entered the business that was not precipitated by high interest rates, a weak economy, job losses or other macroeconomic factors. Instead, it seems to be the result of an oversupply of inventory and a decline in confidence: Speculative buyers who spurred demand in 2004 and 2005 are now sellers; builders that built speculative homes must now move their specs; and nervous buyers are canceling contracts for homes already under construction. The resulting excess supply has exacerbated the drop in consumer confidence, which first appeared last September, that was already a drag on new home sales.

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“Because much of the overhang of finished and near-finished product is being marketed using advertised price reductions and increased sales incentives, many anxious consumers are delaying their purchase decisions as they wonder about the direction of home prices. With interest rates still relatively low, the economy basically healthy and household formations still increasing, we believe that once the current oversupply of homes is absorbed and buyers become confident that home prices have stabilized, the market will return to firm footing.

“While we cannot predict when this will occur, we do believe the laws of supply and demand have not changed and the demographics are still very favorable. With the growth in households over the next ten years projected to outpace the record totals of the past ten years, demand for housing should remain strong. With many potential buyers on the sidelines right now, we believe there is growing pent-up demand that will come into the market once buyer sentiment improves.

“In addition, because many builders are abandoning lots under option, we expect land developers and land sellers may be less aggressive in pushing new lots through the approval process. This could result in a shortage of available home sites in many markets once demand rebounds.

“Faced with heavy discounting by many other builders, we generally have chosen to allow sales paces to slow rather than aggressively discount our home prices. Other than in our multi-family communities, in which we start a building after having sold some but not all of its units, we rarely start a single detached home without a buyer’s signed agreement and a substantial down payment. Because we build few specs, we feel less pressure to discount homes to be built.

“Since we have taken most of the lots we now own through the entitlement process, we believe we’ve created significant value. On certain land deals that no longer work due to today’s weaker market conditions and slower sales paces, we are willing to let options expire if we are unable to renegotiate the land purchase. When we announce earnings on August 22, 2006, we will announce our write-downs related to such options.

“We have seen an increase in our cancellation rates in a number of markets, including Orlando, Northern California, Palm Springs, Las Vegas, and Phoenix. While our current cancellation rate is significantly higher than our historical levels, we believe it is still the lowest in the industry, primarily because we require a significant non-refundable down payment before we start a buyer’s home.

“We have a fantastic team that has managed through several past downturns. Our team was able to grow revenues and profits significantly coming out of the downturn of 1988-1990 thanks to opportunistic land buying and financial discipline during that period. Now, with a much deeper capital base, a national geographic presence, a well-established brand name and a much wider range of product lines to serve luxury buyers, we believe we are even better positioned to prosper in the future.”

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Toll Brothers’ preliminary financial highlights for the three-month and nine-month periods ended July 31, 2006 (unaudited):

•

The Company’s FY 2006 third-quarter contracts of approximately $1.05 billion declined by 45% over FY 2005’s third-quarter contracts of $1.92 billion, the third-quarter record. In addition, in FY 2006’s third quarter, unconsolidated entities in which the Company had an interest signed contracts of approximately $19.2 million.

•

FY 2006’s nine-month contracts of approximately $3.75 billion declined by 33% over FY 2005’s nine-month total of $5.56 billion, the nine-month record. In addition, in FY 2006’s nine-month period, unconsolidated entities in which the Company had an interest signed contracts of approximately $51.9 million.

•

In FY 2006, third-quarter-end backlog of approximately $5.59 billion declined 13% over FY 2005’s third-quarter-end backlog of $6.43 billion, the third-quarter record. In addition, at July 31, 2006, unconsolidated entities in which the Company had an interest had a backlog of approximately $12.6 million.

•

FY 2006’s third-quarter home building revenues of approximately $1.53 billion decreased 0.5% over FY 2005’s third-quarter home building revenues of $1.54 billion, the third-quarter record. Revenues from land sales totaled approximately $1.2 million for FY 2006’s third quarter, compared to $10.6 million in FY 2005’s third quarter.

•

FY 2006’s nine-month home building revenues of approximately $4.31 billion increased 15% over FY 2005’s nine-month home building revenues of $3.75 billion, the previous nine-month record. FY 2006 revenues from land sales for the nine-month period totaled approximately $7.9 million, compared to $21.6 million in the same period in FY 2005.

•

In addition, in the Company’s fiscal 2006 third-quarter and nine-month periods, unconsolidated entities in which the Company had an interest, had revenues of approximately $14.3 million and $95.3 million, respectively, compared to $25.7 million and $90.5 million, respectively, in the same periods of FY 2005. The Company’s share of the profits from the delivery of these homes is included in ‘Equity Earnings in Unconsolidated Entities’ on the Company’s Income Statement.

•

During the third quarter of FY 2006, the Company bought back approximately 1.68 million shares of its stock at an average price of approximately $28.43. For the first nine months of FY 2006, the Company bought back approximately 3.62 million shares of its stock at an average price of approximately $30.25. This compares to purchases of approximately 9,000 and 830,000 shares in the third quarter and first nine months of FY 2005, respectively.

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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, August 9, 2006, to discuss these results and its outlook for the remainder of FY 2006. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through August 21, 2006.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 500 Company and #102 on the Forbes Platinum 400 based on five-year annualized total return performance, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company now sponsors the Toll Brothers - Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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	Three Months Ended July 31,

#’s are preliminary	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	411	310	276.8	184.0
Mid-Atlantic (DE, MD, PA, VA)	678	886	447.4	554.4
Midwest (IL, MI, MN, OH)	105	178	74.6	110.7
Southeast (FL, NC, SC)	371	236	212.7	139.0
Southwest (AZ, CO, NV, TX)	459	361	308.2	239.2
West (CA)	133	339	169.4	309.2

Total traditional	2,157	2,310	1,489.1	1,536.5
Percentage of completion*	—	—	40.0	—

Total consolidated	2,157	2,310	1,529.1	1,536.5
Unconsolidated entities	23	57	14.3	25.7

	2,180	2,367	1,543.4	1,562.2

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	222	431	146.4	280.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	476	758	309.5	522.9
Midwest (IL, MI, MN, OH)	130	149	90.4	108.4
Southeast (FL, NC, SC)	176	593	120.9	330.9
Southwest (AZ, CO, NV, TX)	238	544	197.5	391.7
West (CA)	158	230	149.5	238.2

Total traditional	1,400	2,705	1,014.2	1,872.1
Percentage of completion*	43	41	36.3	44.1

Total consolidated	1,443	2,746	1,050.5	1,916.2
Unconsolidated entities	30	111	19.2	63.4

	1,473	2,857	1,069.7	1,979.6

	At July 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	1,013	1,420	697.2	922.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	1,951	2,639	1,306.5	1,750.8
Midwest (IL, MI, MN, OH)	482	505	329.4	358.3
Southeast (FL, NC, SC)	1,597	2,009	920.7	1,052.1
Southwest (AZ, CO, NV, TX)	1,651	1,926	1,246.1	1,315.1
West (CA)	668	831	677.1	893.0

Total traditional	7,362	9,330	5,177.0	6,291.3

Percentage of completion*	—	—	—	—
Undelivered	663	160	552.3	142.5
Less, revenue recognized	—	—	(137.6)	—

Net percentage of completion	663	160	414.7	142.5

Total consolidated	8,025	9,490	5,591.7	6,433.8
Unconsolidated entities	19	237	12.6	149.4

	8,044	9,727	5,604.3	6,583.2

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	Nine Months Ended July 31,

#’s are preliminary	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast (CT, MA, NJ, NY, RI)	1,070	793	698.1	447.6
Mid-Atlantic (DE, MD, PA, VA)	1,954	2,308	1,295.5	1,400.0
Midwest (IL, MI, MN, OH)	329	414	232.6	256.8
Southeast (FL, NC, SC)	1,160	588	634.4	328.7
Southwest (AZ, CO, NV, TX)	1,177	914	821.9	584.0
West (CA)	409	795	485.8	734.5

Total traditional	6,099	5,812	4,168.3	3,751.6
Percentage of completion*	—	—	137.6	—

Total consolidated	6,099	5,812	4,305.9	3,751.6
Unconsolidated entities	167	207	95.3	90.5

	6,266	6,019	4,401.2	3,842.1

CONTRACTS

Northeast (CT, MA, NJ, NY, RI)	731	1,185	493.5	770.0
Mid-Atlantic (DE, MD, PA, VA, WVA)	1,575	2,702	1,035.6	1,778.5
Midwest (IL, MI, MN, OH)	368	473	243.0	330.8
Southeast (FL, NC, SC)	737	1,434	477.9	794.0
Southwest (AZ, CO, NV, TX)	979	1,489	758.9	1,049.5
West (CA)	481	713	492.7	762.9

Total traditional	4,871	7,996	3,501.6	5,485.7
Percentage of completion*	283	104	253.0	78.2

Total consolidated	5,154	8,100	3,754.6	5,563.9
Unconsolidated entities	83	270	51.9	164.1

	5,237	8,370	3,806.5	5,728.0

*	Mid- and High-Rise projects that are accounted for under the percentage of completion accounting method. See details below.

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PERCENTAGE OF COMPLETION

	Three Months ended July 31,

#’s are preliminary	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			25.0
Southeast			15.0
Southwest			—

Total			40.0

CONTRACTS

Northeast	34	28	32.2	15.0
Mid-Atlantic	4	—	1.4	—
Midwest	4	—	1.2	—
Southeast	1	13	1.5	29.1
Southwest	—	—	—	—

Total	43	41	36.3	44.1

	At July 31,

	UNITS		$ (MILL)

BACKLOG	2006	2005	2006	2005

Northeast	507	88	396.3	44.5
Mid-Atlantic	52	—	21.3	—
Midwest	4	—	1.2	—
Southeast	77	72	115.8	98.0
Southwest	23	—	17.7	—
Less, revenue recognized	—	—	(137.6)	—

Total-Net	663	160	414.7	142.5

	Nine Months ended July 31,

	UNITS		$ (MILL)

HOME BUILDING REVENUES	2006	2005	2006	2005

Northeast			87.2	N/A
Southeast			48.1
Southwest			2.3

Total			137.6	N/A

CONTRACTS

Northeast	236	88	213.4	44.5
Mid-Atlantic	22		8.4
Midwest	4		1.2
Southeast	5	16	17.8	33.7
Southwest	16		12.2

Total	283	104	253.0	78.2